EXHIBIT g

                              REINSURANCE AGREEMENT

                       POOL REINSURANCE AGREEMENT NO. XXXX
                             EFFECTIVE _____________

                                     between

                         PHOENIX LIFE INSURANCE COMPANY
                                       of
                            East Greenbush, New York

                                       and

                        PHOENIX LIFE AND ANNUITY COMPANY
                                       of
                              Hartford, Connecticut

                                       and

                         PHL VARIABLE INSURANCE COMPANY
                                       of
                              Hartford, Connecticut

                         Collectively as Ceding Company

                                       and

                                       XXX
                                       of
                                       xxx

                                  as Reinsurer

                                TABLE OF CONTENTS

         Article I         Scope of the Agreement                        Page 1
                              Parties to the Agreement
                              Effective Date of the Agreement
                              Entire Agreement
                              Duration of the Agreement

         Article II        Reinsurance Coverage                          Page 2
                              Automatic Reinsurance
                              Facultative Reinsurance
                              Basis of Reinsurance

         Article III       Procedures                                    Page 3

         Article IV        Liability                                     Page 3

         Article V         Reinsurance Premium Rates and Payments        Page 4

         Article VI        Changes to the Reinsurance                    Page 6

         Article VII       Recapture                                     Page 8

         Article VIII      Claims                                        Page 9

         Article IX        Arbitration                                   Page 12

         Article X         Insolvency                                    Page 13

         Article XI        Offset                                        Page 14

         Article XII       Inspection of Records                         Page 14

         Article XIII      Letter of Credit                              Page 14

         Article XIV       Confidentiality                               Page 15

         Article XV        Miscellaneous                                 Page 16

         Article XVI       Execution of the Agreement                    Page 17

                                    EXHIBITS
                                    --------

         Exhibit A         Reinsurance Coverage
                           Retention Limits
                           Automatic Acceptance Limits
                           Reserves

                           Exclusions to Automatic Reinsurance Coverage, including Jumbo Limits

         Exhibit B         Reinsurance Administration

         Exhibit C         Reinsurance Rates and Allowances

         Exhibit D         Temporary Insurance Receipt Liability

                       ARTICLE I - SCOPE OF THE AGREEMENT
                       ----------------------------------

1.       PARTIES TO THE AGREEMENT
         ------------------------

         The parties to this Agreement are Phoenix Life Insurance Company and Phoenix Life and Annuity Company and PHL Variable Insurance Company (collectively referred to as ceding company, we, us and our) and xxx (as reinsurer referred to as you and your). The parties mutually agree to transact reinsurance according to the terms of this Agreement. This Agreement is for indemnity reinsurance and you and we are the only two parties to the Agreement. There will be no right or legal relationship whatsoever created by this Agreement in any other person having an interest of any kind in policies that are reinsured under this Agreement.

2.       EFFECTIVE DATE OF THE AGREEMENT
         -------------------------------

         This Agreement will go into effect at _________________, and will cover policies placed on and after that date.

3.       ENTIRE AGREEMENT
         ----------------

         The text of this Agreement and all Exhibits, Schedules and Amendments constitute the entire agreement between the parties. There are no other understandings or agreements between us regarding the policies reinsured other than as expressed in this Agreement.

4.       MODIFICATION OF THE AGREEMENT
         -----------------------------

         The parties may modify this Agreement, only by means of a written amendment to this Agreement which has been signed by all parties.

5.       DURATION OF THE AGREEMENT
         -------------------------

         The duration of this Agreement will be unlimited. However, either party may terminate the Agreement for new issues at any time by giving the other ninety days prior written notice. You will continue to accept new reinsurance during the ninety-day period.

         Existing reinsurance will not be affected by the termination of this Agreement for new reinsurance. Existing reinsurance will remain in force until the termination or expiry of the policy on which reinsurance is based, as long as we continue to pay reinsurance premiums as shown in Article V (Reinsurance Premium Rates and Payment). However, you will not be held liable for any claims or premium refunds which are not reported to you within one hundred eighty days following the termination or expiry of the last cession reinsured under this Agreement.

                        ARTICLE II - REINSURANCE COVERAGE
                        ---------------------------------

1.       AUTOMATIC REINSURANCE
         ---------------------

         You will accept automatically reinsurance of death benefits on our individually underwritten life policies on any permanent resident of the United States or Canada, in agreement with the provisions and limitations shown in Exhibit A (Reinsurance Coverage). The individual risk must be underwritten in accordance with our standard underwriting practices and guidelines which are in effect at the time the policy and/or benefit(s) is underwritten. These guidelines shall be provided to you upon request.

         You will also accept automatically reinsurance of riders and supplementary benefits written with the covered death benefits, but only to the extent that we specifically list the riders and supplementary benefits in Exhibit A, Part I.

         We have the right to modify our retention shown in Exhibit A, at any time. If our retention limits are reduced as a result of the modification, we will notify you in writing before you are required to reinsure on the basis of the reduced retention limits for new business issued after the effective date of the retention change. We will prepare a treaty amendment which both parties will sign as evidence of your agreement to the reduction in retention limits.

         You have the right to amend the Automatic Acceptance Limits shown in Exhibit A, if we modify our retention limits. You also may reserve the right to modify the Automatic Acceptance Limits if we elect to participate in any other arrangement(s) to secure additional automatic binding capacity.

2.       FACULTATIVE REINSURANCE
         -----------------------

         If we wish to submit a risk not covered automatically under this Agreement, or if we wish your advice on any application, we may submit and you will consider the risk on a facultative basis.

3.       BASIS OF REINSURANCE
         --------------------

         Reinsurance under this Agreement will be on a Yearly Renewable Term basis for the net amount at risk on the portion of the original policy that is reinsured with you. The net amount at risk for any policy period will be calculated according to Exhibit C.

         Riders or supplementary benefits ceded with death benefits will be reinsured as shown in Exhibit C.

                            ARTICLE III - PROCEDURES
                            ------------------------

1.       AUTOMATIC REINSURANCE
         ---------------------

         Individual notification for the placement of automatic reinsurance will not be necessary. Subject to Article V (Reinsurance Premium Rates and Payments) and Exhibit B (Reinsurance Administration), new business or changes to existing reinsurance will be shown on our periodic billing report.

2.       FACULTATIVE REINSURANCE
         -----------------------

         When we wish to submit a risk for facultative consideration, we will send you a reinsurance application form along with copies of all the information we have regarding the insurability of the risk. You will review the information and notify us of your decision promptly.

         After you have given us your unconditional offer to reinsure a risk, we will confirm in writing our acceptance of your offer and the placement of the reinsurance. Our confirmation must be sent on or before the expiration date you specify in your offer to reinsure.

         We may request an extension of the expiration period shown in your offer, by written request. If you agree, you will give us written confirmation of the extension. Any such extension will terminate automatically, if not previously accepted by us, on the expiration date shown on the extension.

3.       POLICY EXPENSES
         ---------------

         We will bear the expenses of all medical examinations, inspection fees and other charges incurred in connection with reinstatements or reentries.

4.       REFERENCE MATERIALS
         -------------------

         Upon request we will provide you with any reference materials which you may require for proper administration of cessions under this Agreement.

                             ARTICLE IV - LIABILITY
                             ----------------------

1.       AUTOMATIC REINSURANCE
         ---------------------

         Your liability for cessions ceded automatically under this Agreement will begin and end simultaneously with our liability for the policy on which reinsurance is based, subject to the Agreement effective date shown in Article I (Scope of the Agreement).

2.       FACULTATIVE REINSURANCE
         -----------------------

         Your liability for facultative reinsurance which you offer and which we accept will begin and end simultaneously with our liability for the policy on which reinsurance is based.

3.       CONTINUATION OF LIABILITY
         -------------------------

         Continuation of your liability is conditioned on our payment of reinsurance premiums as provided in Article V (Reinsurance Premium Rates and Payments) and is subject to Article VI (Changes to the Reinsurance) and Article VII (Recapture).

4.       TEMPORARY INSURANCE RECEIPT LIABILITY
         -------------------------------------

         Whenever we become liable for a loss under the terms of a Temporary Receipt, you will be liable for your share of the loss over our retention limit as outlined in the attached Exhibit D.


               ARTICLE V - REINSURANCE PREMIUM RATES AND PAYMENTS
               --------------------------------------------------

1.       REINSURANCE RATES
         -----------------

         Reinsurance premium rates that we will pay you for business reinsured under this Agreement are shown in Exhibit C. The reinsurance rate payable for any cession for any accounting period will be calculated on the basis of the net amount at risk reinsured as of that period.

         For reasons relating to deficiency reserve requirements by the various state insurance departments, the rates shown in Exhibit C cannot be guaranteed for more than one year. While we anticipate that reinsurance rates shown in Exhibit C will continue to be charged, it may become necessary to charge a guaranteed rate that is the greater of the rate from exhibit C or the corresponding statutory net premium rate based on the 1980 CSO Table at 4.5% interest for the applicable mortality rating.

         Procedures and details of reinsurance rate calculation for any benefits or riders ceded under this Agreement are shown in Exhibit C.

         All financial transactions under this Agreement will be in United States dollars, unless we mutually agree in writing to use other currencies. Specifications of the currencies and details of currency conversion procedures will be shown in Exhibit C if necessary.

2.       PAYMENTS
         --------

         We will self-administer the periodic reporting of our statements of account and payment of balances due to you as shown in Exhibit B.

         Within thirty days after the close of each reporting period, we will send you a statement of account for that period along with payment of the premium due. If the statement of account shows a net balance due us, you will remit that amount to us within thirty days of your receipt of the statement of account.

         Our timely payment of reinsurance premiums is a condition precedent to your continued liability. If we have not paid the balance due you by the thirty-first day following the close of the reporting period, you have the right to give us thirty days' written notice of your intention to terminate the reinsurance on which the balance is due and unpaid. At the end of this thirty-day period, your liability will automatically terminate for all reinsurance on which balances remain due and unpaid, (the "termination date"). Even though you have terminated the reinsurance, we will continue to be liable for the payment of unpaid premium balances through the termination date, along with interest charges calculated from the due date shown above to the date of payment. The interest rate payable will be the same that we charge for delinquent premiums on our individual life insurance policies.

         We may reinstate reinsurance terminated for non-payment of premium at any time within sixty days of the termination date, by paying you all premium and interest charged in full. However, you will have no liability for claims incurred between the termination date and the reinstatement date.

3.       TAX REIMBURSEMENTS
         ------------------

         A.  Premium Tax

         Details of any reimbursement of premium taxes that we pay on behalf of reinsurance payments to you are shown in Exhibit C, Section VII (Premium Taxes).

         B.  Other Tax

         The following will be effective where applicable:

         1. In the event that the Federal Excise Tax is applicable to premiums ceded to you, and such premiums are not exempt from the Federal Excise Tax as a result of the operation of any statute, regulation or tax treaty, you have agreed to allow us to deduct the Federal Excise Tax, in the amount of 1.0% of the then applicable percentage of the premium payable to you. We shall collect and remit to the appropriate taxing authority the Federal Excise Tax due and payable.

         2. The parties mutually agree to the following pursuant to Section 1.848-2 (g) (8) of the Income Tax Regulation issued December 29, 1992 under Section 848 of the Internal Revenue Code of 1986, as amended. This election will be effective for all taxable years for which this Agreement remains in effect.

              The terms used in this Section are defined in Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to either net consideration as defined in Section 1.848-2 (f) or "gross premium and other consideration" as defined in Section 1.848-3 (b), as appropriate.

         a) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the General Deductions Limitation of IRC Section 848
               (c) (1).

         b) The parties mutually agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also mutually agree to exchange information otherwise required by the Internal Revenue Service.

4.       EXPERIENCE REFUND
         -----------------

         Details of any Experience Refund payable to us will be shown in Exhibit C, Section XI (Experience Refund).

                     ARTICLE VI - CHANGES TO THE REINSURANCE
                     ---------------------------------------

1.       ERRORS AND OVERSIGHTS
         ---------------------

         If either party fails to comply with any of the provisions of this Agreement because of an unintentional oversight or misunderstanding, the status of this Agreement will not be changed. The parties will be restored to the position they would have occupied had no such oversight nor misunderstanding occurred.

2.       MISSTATEMENT OF AGE OR SEX
         --------------------------

         If the misstatement of the age or sex of a reinsured life causes an increase or reduction in the amount of insurance in the policy, the parties will share in the change in proportion to the original liabilities as of the time the policy was issued.

3.       CHANGES TO THE POLICY
         ---------------------

         a) All changes - If any change is made to the policy, the reinsurance will change accordingly. We will notify you of the change and the appropriate premium adjustment on our periodic statement of account.

         b) Increases - If the amount at risk increases because of a change in the policy, we will need your approval only if the increase causes the amount reinsured to exceed the Automatic Acceptance Limits shown in Exhibit A, Part III. If your approval is necessary, we will send you copies of all papers relating to the change in coverage.

         c) Extended Term and Reduced Paid-Up Insurance - If any policy reinsured under this Agreement converts to Extended Term Insurance or Reduced Paid-Up Insurance, the net amount at risk reinsured will be adjusted as appropriate and reinsurance will be continued in accordance with the continuing provisions of the policy. Reinsurance payments for the adjusted policy will be calculated on the basis of the original issue age of the insured and the duration of the original policy at the time the adjustment became effective, i.e. point-in-scale basis.

         d) Any policy covered under this Agreement which undergoes conversion will continue to be covered under this Agreement. For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, "conversions" will mean continuations, rollovers, exchanges, and/or internal replacements.

4.       REDUCTIONS, TERMINATIONS AND REINSTATEMENTS
         -------------------------------------------

         If any part of the coverage on a life reinsured under this Agreement is reduced or terminated, the amount reinsured will also be reduced or terminated to the extent that we will continue to maintain our appropriate retention limit as shown in Exhibit A for the issue age and table rating of the insured. We will not be required to assume amounts in excess of the retention limit that was in force when the affected policy or policies were issued.

         The total amount of the reduction of a reinsured policy will be applied directly to your net amount at risk.

         If a policy reinsured under this Agreement is lapsed or terminated, the reinsurance of such policy will also terminate.

         If a policy automatically reinsured lapses and is reinstated in accordance with our standard rules and procedures, reinsurance for the amount at risk effective at the time of the lapse will be reinstated automatically at the date of reinstatement of the policy. We will notify you of the reinstatement on our periodic statement of account. We will send you copies of our reinstatement papers upon request.

         We have the authority to reinstate a policy reinsured under this Agreement on a facultative basis without your prior approval when:

         a)    we have kept our full quota share percentage on the policy; and
         b) the reinsured amount falls within the automatic acceptance limits shown in Exhibit A.

         Otherwise, we will need your prior review and approval for reinstatement of any facultative reinsurance. We will send you prompt written notice of our intention to reinstate the policy along with copies of the reinstatement papers required by our standard rules and procedures. The reinsurance will be reinstated at the same time as the policy, subject to your written approval of the reinstatement.

         We will notify you of all reinstatements on our periodic statement of account and we will pay all reinsurance payments due from the date of reinstatement to the date of the current statement of account. Thereafter, reinsurance payments will be in accordance with Article V.

                             ARTICLE VII - RECAPTURE
                             -----------------------

1.       BASIS OF RECAPTURE
         ------------------

         If we increase the retention limits shown in Exhibit A, we may make a corresponding reduction in eligible reinsurance cessions. Policies are eligible for recapture if:

         a) we have maintained the maximum retention limit for the age and mortality rating of the insured when the underlying policy was issued. Policies on which we retained a reduced retention or no retention will not be eligible for recapture unless we are partially or fully retained on the insured life in a prior policy; AND
         b) the policy has been in force under this Agreement for the Recapture Period shown in Exhibit C. The recapture period will always be measured from the original policy issue date.

2.       METHOD OF RECAPTURE
         -------------------

         If we give you written notice of our intention to recapture due to an increase in our retention limits, we will do so within ninety days of the effective date of our retention limits increase. However, the prior sentence not withstanding, we may elect to recapture at a later date, provided we give you written notice before we begin the recapture.

         When we have given you written notice of our intent to recapture, and the date that we will begin the process of recapture:

         a)    All eligible policies will be recaptured;

         b) The effective date of the recapture will be the next anniversary date of each eligible policy;

         c) Reinsurance on each eligible policy will be reduced by an amount that will increase our retention to the current limit set forth in Exhibit A;

         d) If there is reinsurance in force in other companies on any one insured life, the reduction of the reinsurance in force under this Agreement will be in the same proportion that the amount reinsured with you bears to the total reinsurance on the life in the same proportion that each reinsurer's original percentage bore to the total percentage reinsured.

         If we omit or overlook the recapture of any eligible policy or policies, your acceptance of reinsurance premiums after the date the recapture would have taken place will not cause you to be liable for the amount of the risk that would have been recaptured. You will be liable only to refund any such reinsurance premiums received, without interest.

         If our retention limits increase is due to our purchase by or purchase of another company, or our merger, assumption or any other affiliation with another company, no immediate recapture will be allowed. However, we may recapture eligible policies once the Recapture Period set out in Exhibit C has expired.


                              ARTICLE VIII - CLAIMS
                              ---------------------

1.       NOTICE OF CLAIM
         ---------------

         Claims will be reported and administered on a bulk basis. We will give you notification of all incurred and settled claims on our monthly statement of account. Claim payments will be applied against premium payments. If the amount of claim payment due exceeds the amount of premium payment due you, you will remit the balance due us within thirty days of your receipt of the statement of account.

2.       SETTLEMENT OF CLAIMS
         --------------------

         You will accept our good faith decision in settling any claim except as specified in this Article.

         You will be consulted and provided with claim documentation for all contestable claims with face amounts in excess of $1,000,000; but only where we elect to deny, rescind or reduce the claim payment for contestable claims with face amounts of $1,000,000 and under. We will provide notification on our monthly claims reports for non-contestable claims and for rescissions of policies where the insured is still alive. However, your consultation rights will not impair our freedom to determine the proper action on and settlement of the claim.

         Our claim settlements will be administered according to the standard procedures we apply to all claims, whether reinsured or not.

3.       CLAIM EXPENSES
         --------------

         Except as provided in Article VIII, you will pay your proportionate share of any interest paid to the claimant on death benefit proceeds according to our practices and either at the same rate that we use, or at the rate prescribed by state law in connection with the settlement of a claim.

         Your share of claim expenses will be in the same proportion that your original liability bears to our original liability.

         We will be responsible for payment of the following claim expenses:

         a) routine administrative expenses for the home office or elsewhere, including our employees' salaries;
         b) expenses incurred in connection with any dispute or contest arising out of a conflict in claims of entitlement to policy proceeds or benefits which we admit are payable.

4.       CONTESTED CLAIMS
         ----------------

         We will promptly notify you in writing by mail, email, or facsimile if we intend to contest, compromise or litigate a claim covered by this agreement.

         a) If you prefer not to participate in the contest, you will notify us of your decision within fifteen days of your receipt of all documents requested, and you will immediately pay us the full amount of reinsurance due. Once you have paid your reinsurance liability, you will not be liable for any legal and/or investigative expenses and you will have no further liability for those expenses described in subparagraph b, below, which are associated with the contest, compromise or litigation of a claim.

         b) When you agree to participate in a contest, compromise or litigation involving reinsurance, we will give you prompt notice of the beginning of any legal proceedings involving the contested policy. We will promptly furnish you with copies of all documents pertaining to a lawsuit or notice of intent to file a lawsuit by any of the claimants or parties to the policy. You will share in the payment of reasonable investigative and attorneys' fees, and of any penalties and interest imposed automatically against us by statute and arising solely out of a judgement rendered against us in a suit for policy benefits relating to a contested claim in the same proportion as your original liability bears to our original liability prior to the contest of the claim. You will not reimburse expenses associated with non-reinsured policies. If our contest, compromise or litigation results in a reduction in the liability of the contested policy, you will share in the reduction in the same proportion that the amount of reinsurance bore to the amount payable under the terms of the policy on the date of death of the insured.

5.       EXTRA CONTRACTUAL DAMAGES
         -------------------------

         You will not held be liable for nor will you pay any extra-contractual damages, including but not limited to consequential, compensatory (other than policy benefits), exemplary or punitive damages which are awarded against us or which we pay voluntarily, in settlement of a dispute or claim where damages were awarded as the result of any direct or indirect act, omission or course of conduct undertaken by us, our agents or representatives, in connection with any aspect of the policies reinsured under this Agreement.

         You recognize that special circumstances may arise in which you should participate to the extent permitted by law in certain assessed damages. These circumstances are difficult to describe or define in advance but could include those situations in which you were an active party in the act, omission or course of conduct which ultimately resulted in the assessment of the damages. The extent of your participation is dependent upon a good-faith assessment of the relative responsibility for the acts, omissions or conduct in each case; but all factors being equal, the division of any such assessment will generally be in the same proportion of the net liability accepted by each party. If such circumstances arise, we will seek your opinion before we proceed to include you in participation of these damages.

                            ARTICLE IX - ARBITRATION
                            ------------------------

1.       BASIS FOR ARBITRATION
         ---------------------

         The parties to this Agreement understand and agree that the wording and interpretation of this Agreement is based on the usual customs and practices of the insurance and reinsurance industry. While the parties agree to act in good faith in our dealings with each other, it is understood and recognized that situations may arise in which agreement cannot be reached.

         In the event that the parties cannot resolve any dispute to their mutual satisfaction, the dispute will first be subject to good-faith negotiation as described below in an attempt to resolve the dispute without the need to institute formal arbitration proceedings.

2.       NEGOTIATION
         -----------

         Within ten days after one of the parties has given the other the first written notification of the specific dispute, each party will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

         If the officers cannot resolve the dispute within thirty days of their first meeting, it is agreed that the dispute will be submitted to formal arbitration. However, the parties may agree in writing to extend the negotiation period.

3.       ARBITRATION PROCEEDINGS
         -----------------------

         No later than fifteen days after the final negotiation meeting, the officers taking part in the negotiation will give written confirmation that they are unable to resolve the dispute and that they recommend establishment of formal arbitration.

         An arbitration panel consisting of three past or present officers of life insurance or reinsurance companies not affiliated with any of the parties in any way will settle the dispute. The party seeking arbitration will appoint one arbitrator and give notice of such appointment to the other party, who must appoint its arbitrator within 30 days of receiving such notice. If the notified party does not select its arbitrator by the expiration of the 30 days, the party giving notice may appoint a second arbitrator. The two arbitrators will select a third. If the two arbitrators cannot agree on the choice of a third, the choice will be made by the Chairman of the American Arbitration Association.

         The arbitration proceedings will be conducted according to the Commercial Arbitration Rules of the American Arbitration Association which are in effect at the time the arbitration begins.

         The arbitration will take place in Hartford, Connecticut unless mutually agreed otherwise.

         Within sixty days after the beginning of the arbitration proceedings the arbitrators will issue a written decision on the dispute and a statement of any award to be paid as a result. The decision will be based on the terms and conditions of this Agreement as well as the usual customs and practices of the insurance and reinsurance industry, rather than on strict interpretation of the law. The decision will be final and binding and there will be no further appeal, except that either party may petition any court having jurisdiction regarding the award rendered by the arbitrators.

         The parties may agree to extend the appointment or the arbitrators periods set forth in this Article. Unless otherwise decided by the arbitrators, the parties will share equally in all expenses resulting from the arbitration, including the fees and expenses of the arbitrators, except that each party will be responsible for its own attorneys' fees.

                             ARTICLE X - INSOLVENCY
                             ----------------------

1. If we are judged insolvent, you will pay all reinsurance death benefits due under this Agreement directly to us, our liquidator, receiver or statutory successor on the basis of your liability under the policy or policies reinsured without dimunition because of our insolvency. It is understood, however, that in the event of our insolvency the liquidator, receiver or statutory successor will give you written notice of a pending claim on a policy reinsured within a reasonable time after the claim is filed in the insolvency proceedings. While the claim is pending, you may investigate and interpose at your own expense in the proceedings where the claim is to be adjudicated, any defense which you may deem available to us, our liquidator, receiver or statutory successor. It is further understood that the expense you incur will be chargeable, subject to court approval, against us as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to us solely as a result of the defense you have undertaken. Where two or more reinsurers are involved in the same claim and a majority in interest elect to interpose defense to the claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though we had incurred the expense.

2. If you are judged insolvent, or if you are judged insolvent and fail to make any payment when due, you will be considered in default under this Agreement. If you are in default under this Agreement, at our option and with prior written notice we may terminate your rights and duties under this Agreement, in which case we will be under no obligation to make future premium payments to you, your liquidator, receiver or statutory successor. However, you, your liquidator, receiver or statutory successor will be liable for any claim payments or refunds of premiums which remain outstanding.

                               ARTICLE XI - OFFSET
                               -------------------

         Either party to this Agreement may offset any balances, whether on account of premiums, allowances, claims or expenses due from one party to the other as respects business reinsured under this Agreement.


                       ARTICLE XII - INSPECTION OF RECORDS
                       -----------------------------------

         Either party will have the right at any reasonable time to inspect the original papers, records, books, files or other documents relating directly or indirectly to the reinsurance coverage under this Agreement.


                         ARTICLE XIII - LETTER OF CREDIT
                         -------------------------------

         In the event that we are not permitted by any state, territory or the District of Columbia to take reserve credit on our Annual Statement for all or a part of the coverage we cede to you, then unless you have arranged to secure your own obligation under this Agreement in some other manner which meets the approval of that regulatory authority, you are obligated to promptly obtain a clean, unconditional, irrevocable Letter of Credit for our benefit. The Letter of Credit will be issued by a qualified financial institution within the meaning of applicable state law in an amount equal to the reserves ceded to you and will be in a form we find acceptable. You will bear the cost of the Letter of Credit.

         It is understood that we may draw on the Letter of Credit at any time, notwithstanding any other provisions in this Agreement.

         We undertake to use and apply any amount which we may draw upon the Letter of Credit pursuant to the terms of this Agreement under which the Letter of Credit is held, and only for the following purposes:

         a)    To pay your share or to reimburse us for your share of unearned premium or any liability for loss ceded by this Agreement;
         b)    To make refund of any sum which is in excess of the actual amount required to pay your share of any unearned premium or liability ceded under this Agreement;
         c)    To pay other amounts due us under this Agreement.

         We agree to return to you any amounts drawn on Letters of Credit which are in excess of the actual amounts required for (a) or (b) above, or in the case of (c) above, such amounts as are subsequently determined not to be due.

         The amounts drawn under any Letter of Credit will be applied without diminution because of the insolvency of either party. The financial institution shall have no responsibility whatsoever in connection with the propriety of withdrawals we make or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of our properly authorized representatives.

         We agree to allow you to substitute Trust funds, in accordance with mutually agreed upon Trust Provisions and a Trust Agreement, for the Letter of Credit obligations under this Agreement, provided we have rendered written approval in advance to such substitution. You will seek our approval by providing us with at least 30 days notice before substitution. We shall negotiate any transfers in good faith and shall not unreasonably or arbitrarily withhold such approval.

                          ARTICLE XIV - CONFIDENTIALITY
                          -----------------------------

1. You will hold in trust for us and will not disclose or cause to be disclosed to any non-party to this Agreement any of our confidential information. Confidential information is information which relates to policy owner data, experience information (including but not limited to mortality and/or lapse information), risk selection guidelines, any and all information contained in our current and future underwriting manuals, trade secrets, research, products and business affairs, but does not include:

         a) Information which is generally known or easily ascertainable by non-parties of ordinary skill; and
         b) Information acquired from non-parties who have no confidential commitment to either party to this Agreement.

         You will take all necessary and appropriate measures to ensure that your employees and agents abide by the terms of this Article.

2. Notwithstanding the foregoing, we agree that you may aggregate our data with that of other companies reinsured, on the condition that our data not be identified by our corporate name, logo or any other means. We also agree that, upon request, you may make available any necessary data or information to your auditors, or any governmental or administrative agencies in the course of their examination of your records, systems and procedures.

                           ARTICLE XV - MISCELLANEOUS
                           --------------------------

1.       ASSIGNMENT
         ----------

         Rights and obligations of this Agreement cannot be assigned by either party unless mutually agreed to by all parties.

2.       NOTICES
         -------

         Any notices or other communications required or permitted hereunder shall be sufficiently given only if in writing and personally delivered or sent by mail, postage prepaid, by overnight courier, or by confirmed facsimile, addressed as follows or to such other address as the parties shall have given notice of pursuant hereto:

         IF TO PHOENIX:     Phoenix Life Insurance Company
                            One American Row
                            Hartford, CT  06102-5056
                            Attention:
                            Facsimile:  (860)-403-5221
                            Telephone: (860)-403-5818

         IF TO REINSURER: xxx

                            Facsimile:
                            Telephone:

3.       APPLICABLE LAW
         --------------

         This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the conflict of laws provisions thereof.

4.       COUNTERPARTS
         ------------

         This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement.

                    ARTICLE XVI - EXECUTION OF THE AGREEMENT
                    ----------------------------------------

In witness whereof, we have caused this Agreement to be executed in duplicate at the dates and places shown below, by the respective officers duly authorized to do so.


PHOENIX LIFE INSURANCE COMPANY

PHOENIX LIFE AND ANNUITY COMPANY

PHL VARIABLE INSURANCE COMPANY


---------------------------------
Signature

---------------------------------
Title

---------------------------------
Date of Signature




---------------------------------             ------------------------------
Signature                                     Signature

---------------------------------             ------------------------------
Title                                         Title

---------------------------------             ------------------------------
Date of Signature                             Date of Signature

                                    EXHIBIT A
                             (EFFECTIVE___________)

                              REINSURANCE COVERAGE
                              --------------------

I.       REINSURANCE COVERAGE

         This Agreement will cover a XX percent quota share of Death Benefits and Other Supplementary Benefits or Riders issued with Death Benefits, on all life insurance we issue directly, which is in excess of the sum of our maximum limit of retention shown in this Exhibit.

         Reinsurance will be placed automatically under this Agreement provided that:

         o each risk is classified using individual underwriting standards that were in effect at the time the policy and/or benefit(s) is underwritten.
         o Each insured life is a permanent resident of the United States or Canada.
         o We have retained our maximum available retention on the life of the insured as shown below, at the time reinsurance is required.

         Riders that are covered under this Agreement are:

         Reinsurance coverage will provide neither cash surrender values or loan values.

II.      RETENTION LIMITS

A.       Retention limits for Single Life and Joint First-to-Die policies:

                                Flat Extra[less than]  Flat Extra[greater than]=
                                $10 per 1,000          $10 per 1,000
  Ages         Standard         or 125% - 200%         or 225% and up
  ----         --------            -----------            -----------






B.       Retention limits for Joint Second-to-Die policies:

         Retention on Second-to-Die plans will be the larger of the two individual retentions, unless one life is uninsurable. Where one life is rated uninsurable, use the regular Single Life retention limits for the insurable life.

                                Flat Extra[less than]  Flat Extra[greater than]=
                                $10 per 1,000          $10 per 1,000
  Ages         Standard         or 125% - 200%         or 225% and up
  ----         --------            -----------            -----------

C.       Additional Notes:

         1) Retention for Civil Aviation Non-Rated Private Pilots is $________________.
         2) Amounts used to calculate our retention will include the base policy, one year term additions (Optionterm and Fifth Dividend Option) and additional tem insurance riders.
         3) When the initial amount of reinsurance required is $_____________ or less, we will retain that amount in addition to our regular retention limits. 4) When the net amount at risk on any policy reinsured under this Agreement falls below $__________________, that reinsurance will terminate as of the anniversary date on or immediately following the change in net amount at risk.

III.     AUTOMATIC ACCEPTANCE LIMITS FOR THE POOL

A.       Single Life and First-to-Die Policies:

                                Flat Extra[less than]  Flat Extra[greater than]=
                                $10 per 1,000          $10 per 1,000
  Ages         Standard         or 125% - 200%         or 225% and up
  ----         --------            -----------            -----------












B.       Second-to-Die Policies:

                                Flat Extra[less than]  Flat Extra[greater than]=
                                $10 per 1,000          $10 per 1,000
  Ages         Standard         or 125% - 200%         or 225% and up
  ----         --------            -----------            -----------

o Automatic acceptance limits for joint life second-to-die plans will be based on the largest of the individual automatic acceptance limits.
o Automatic acceptance limits for joint life first-to-die plans will be determined for each life individually and each life will be considered a separate policy. However, if the life reinsurance on either life exceeds the appropriate automatic acceptance limit for the issue age and table rating, neither life will be eligible for automatic reinsurance under this Agreement.
o The Jumbo Limit is defined below. However, policies we issue on an automatic basis under other "No Jumbo" or "Guaranteed Capacity" programs will not be eligible for reinsurance under this arrangement.

IV.      EXCLUSIONS TO AUTOMATIC REINSURANCE COVERAGE

         Automatic reinsurance will not be available in the following situations:

         A. The policy has been submitted on a facultative, facultative obligatory or initial inquiry basis to you or to any other reinsurer.

         B. The risk is categorized as a Jumbo Risk and does not meet the requirements as described above. A "Jumbo Risk" is defined as a policy for which our underwriting papers indicate that the total life insurance inforce and applied for on the insured's life exceeds $______________. Jumbo limits for joint life second-to-die or joint life first-to-die plans will be determined for each life individually, considering the total amount in force and applied for on each life. If the total amount of insurance in force and applied for on either life exceeds $___________, the current application will be considered a jumbo risk.

         C. We have retained an amount less than our usual retention limits for the age and table rating of the insured.

         D. The aggregate amount of automatic reinsurance on one life in all Pools is greater than the Automatic Acceptance Limits shown in this Exhibit.

         E.    A conversion that falls under the following categories:

               1) with the same new underwriting information the issuing company would obtain in the absence of the original policy;
               2) with a new suicide exclusion period or contestable period for the new policy;

               3) with the payment of the same commissions in the first policy year that the issuing company would have paid in the absence of the original policy.

V.       JUMBO LIMIT:

         The Jumbo Limit under this Agreement is $_________________.

         Phoenix must notify you whenever the total amount, in force and applied for, exceeds $__________________.

VI.      RESERVES:

         Our valuation actuary must certify the amount of reserves calculated on the reinsured policies in force as of December 31st of the preceding year. We will provide this to you annually by March 1st.

                                    EXHIBIT B
                            (EFFECTIVE _____________)

                           REINSURANCE ADMINISTRATION
                           --------------------------

Reinsurance administration and premium accounting will be on a self-administered basis. Premiums will be paid Annually.

For each MONTHLY reporting period, we will submit to you reports, via paper or electronic media, containing information in general compliance with the following:

o        BILLING REPORT

         Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, Issue Age, Underwriting Class,
         Automatic/Facultative Indicator, Substandard Rating, Premium Information, Allowance Information, First Year/Renewal Year Distinction, Net Amount At Risk, Transaction code, Transaction Effective Date.

o        POLICY EXHIBIT

                                            Case
                                            Count             Volume
                                            -----             ------
         Beginning In Force
                  New Business
                  Reinstatements
                  Other Increases
                  Lapses
                  Deaths
                  Other Terminations
                  Recaptures
                  Other Decreases
                  Natural Variance
         Ending In Force

On a QUARTERLY basis we will submit to you, via paper or electronic media, an in force listing containing information in general compliance with the following:

o        IN FORCE LISTING

         Policy Number, Sequence, Name of Insured, Date of Birth, Sex, Original Issue Date, Issue Date, issue Age, Underwriting Class,
         Automatic/Facultative Indicator, Substandard Rating, Net Amount At
         Risk.

                                    EXHIBIT C
                              (EFFECTIVE _________)

                        REINSURANCE RATES AND ALLOWANCES
                        --------------------------------

I.       NET AMOUNT AT RISK CALCULATION

         Single Life Plans:
         ------------------
         The Net Amount at Risk in any policy year will be the difference between the face amount of death benefit reinsured and the cash value, taken to the nearest dollar, as of the policy anniversary occurring in that year. When the original policy is issued on a decreasing term plan or on a level term plan with a duration of twenty years or less, the cash values will be disregarded. We will maintain a level retention in all years.

         First-to-Die Plans:
         -------------------
         Each insured life is considered a separate policy. The Net Amount at Risk for First-to-Die Plans is calculated on each life individually using the same procedures as described for Single Life Plan, above.

         Second-to-Die Plans:
         --------------------
         Non-frasierized
         During the joint lifetime of the insureds, the net amount at risk for each insured will be equal to the difference between the cash value of the policy after the death of that insured and the cash value of the policy during the joint lifetimes of all insureds. After the first death, the Net Amount at Risk will be the difference between the face amount of life benefit reinsured and the cash value, taken to the nearest dollar, as of the policy anniversary occurring at the end of that year.
         Frasierized
         The Net Amount at Risk in any policy year will be the difference between the face amount of death benefit reinsured and the total terminal reserve, taken to the nearest dollar, as of the policy anniversary occurring in that year.

II.      RATES AND ALLOWANCES FOR LIFE REINSURANCE

A.       Single Life

         The single life YRT Rates shown in this Exhibit are a percentage of the 1975-80 Select and Ultimate Basic ANB Table and the SOA (Reinsurance Council) extension for issue ages above age 70. These are annual rates for standard risks and are per $1,000 of the Net Amount at Risk reinsured. We will pay you these rates multiplied by the following percentages:

                                RISK CLASS            PERCENT

                              Preferred Plus
                                 Preferred
                                 Nonsmoker
                                  Smoker

         B.    Joint First-To-Die

         The joint first to die premium will be calculated based on the sum of the single life rates for the two net amounts at risk for each life, using the following percentages:

                                RISK CLASS            PERCENT

                                 Preferred
                                 Nonsmoker
                                  Smoker

         C.    Joint Second-To-Die Frasierized Products

         The joint second to die frasierized premium will be calculated as follows: The survivorship rate is calculated using the percentages shown below to determine the annual premium rate applicable to each insured life. The single life rates will then be frasierized to determine the annual premium rate per $1,000 of NAR, subject to a minimum of $__________.

                                RISK CLASS            PERCENT

                                 Preferred
                                 Nonsmoker
                                  Smoker

         The rate charged will be the calculated rate or, if larger, $___/1000 of NAR per year.

         D.    Joint Second-To-Die Non-Frasierized Products

         The joint second to die non-frasierized premium will be calculated as follows: The survivorship rate is calculated using the percentages shown below to determine the annual premium rate applicable to each insured life. The single life rate will then be applied as follows:

         If both insureds are alive, the rate will equal:

         a) The sum of each single life rate multiplied by the amount of the increase in cash value should either life die; PLUS

         b) The product of the single life rates for the two insureds, plus $.10 per thousand, multiplied by the net amount at risk.

         If one insured has died, the rate will equal:

         a) The single life rate for the living insured multiplied by the net amount at risk.

                          U/W CLASS                      PERCENT
                          Preferred
                          Nonsmoker
                            Smoker

         E.  Riders

         Rates for riders will be the same as those for the base plans. However, no reinsurance charge will be applied for any riders allowing for the exchange of a Joint Second-to-Die policy for two single life policies, one on the life of each insured.

III.     POLICY FEE

         No policy fee will be charged.

IV.      RATES FOR SUBSTANDARD TABLE RATINGS

         For substandard risks issued at table ratings, the standard rate will be multiplied by the appropriate mortality factor as shown below. Table ratings are applied to the single life rate prior to blending. For Table T and Uninsurable ratings: (1) the other life must be rated standard through table D; (2) the survivorship rate will be the single life rate for the healthy life.

          ------------- --------------      ------------- --------------
             Table        Mortality             Table       Mortality
             Rating        Factor               Rating       Factor
          ============= ==============      ============= ==============





          ------------- --------------      ------------- --------------

V.       RATES AND ALLOWANCES FOR FLAT EXTRA RATINGS

         Substandard risks issued with flat extra ratings will be coinsured. We will pay you the appropriate portion of the flat extra premium charged the insured less an allowance that is determined by the duration of the flat extra premium. Allowances for flat extra premiums payable for more than five years will be 75% in the first year and 10% in all renewal years. Allowances for flat extra premiums payable for five years or less will be 10% in all years.

VI.      RATES AND ALLOWANCES FOR WAIVER OF PREMIUM DISABILITY BENEFIT

         Waiver of Premium Disability Benefits are not reinsured under this Agreement.

VII.     RATES FOR ACCIDENTAL DEATH BENEFIT

         Accidental Death Benefits are not reinsured under this Agreement.

VIII.    PREMIUM TAXES

         You will not reimburse us for premium taxes for reinsurance ceded under this Agreement.

IX.      RECAPTURE PERIOD

         Recapture will be allowed after ten years for single life, joint first to die, joint second to die non-frasierized. Recapture will be allowed after twenty years for joint second to die frasierized.




X.       CONVERSIONS

         For the purposes of this Agreement, and unless otherwise specifically covered elsewhere, "conversions" will mean continuations, rollovers and/or conversions. The policy being converted to may be issued by Phoenix Life Insurance Company, or any of its' subdsidiaries.

         When the conversion is from a single life policy originally issued on a term product or rider covered under this Agreement to a single life policy, and when there is no new underwriting involved at time of conversion, the rates charged will be those single life rates shown in this Exhibit, and will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis.

         When the conversion is from two single life policies originally issued on a term product or rider covered under this Agreement to a joint second to die policy, and when there is no new underwriting involved at time of conversion, the rates charged will be those second to die rates shown in this Exhibit, and will be based on the original issue age for each of the insureds. Duration for the converted policy will be that of the most recently issued single life policy involved in the conversion. (i.e. point-in-scale basis.)

         When the conversion is from a single life policy originally issued on a term product or rider covered under this Agreement to a first to die policy, and when there is no new underwriting involved at time of conversion, the rates charged will be those single life rates shown in this Exhibit, and will be based on the original issue age of the insured and the current duration of the original policy at the time of the conversion, i.e. point-in-scale basis. Reinsurance coverage under this Agreement will only apply to the insured(s) whose original policy was covered under this Agreement.

         Where the conversion includes normal underwriting on any portion of the converted policy, for reinsurance purposes the following will apply:
         o Single life to Single life - we will consider the policy as new business, and will cede the policy accordingly. Any conversions from policies originally covered under this Agreement, to products that are also covered under this Agreement, where underwriting is involved, will be ceded to this Agreement as new business, in conjunction with all other terms included in this Agreement.
         o Single life to Joint Second to Die - Phoenix Life Insurance Company will fully retain the converted policy.
         o Single life to First to Die - Phoenix Life Insurance Company will fully retain the life being underwritten on the converted policy.




         Single Life:
         The following factors will be applied to the 1975-80 Select and Ultimate Basic ANB Table and the Society of Actuaries extension for issue ages above 70 for converted policies.
                  Preferred Plus    %
                  Preferred         %
                  Nonsmoker         %
                  Smoker            %

         Second-to-Die:
         Frasierized Second-To-Die
         -------------------------
         The monthly survivorship rate is calculated by applying the percentages shown below to the 1975-80 Select and Ultimate Basic ANB Table and the Society of

         Actuaries extension for issue ages above 70 for converted policy's, to determine the annual premium rate applicable to each insured life. The single life rates will then be frasierized to determine the annual premium rate per $1,000 of NAR, subject to a minimum of $0.__.

         The rate charged will be the calculated rate or, if larger, $__/1000 of NAR per year.

               Class                                   Percentage
               -----                                   ----------
               Preferred              %
               Nonsmoker              %
               Smoker                 %

         Non-Frasierized Second-To-Die Plans
         -----------------------------------
         The monthly survivorship rate is calculated by applying the percentages shown below to the 1975-80 Select and Ultimate Basic ANB Table and the Society of Actuaries extension for issue ages above 70 for converted policies, to determine the annual premium rate applicable to each insured life. The single life rate will then be applied as follows:



         If both insureds are alive, the rate will equal:

         If one insured has died, the rate will equal the single life rate for the living insured multiplied by the net amount at risk.

               Class                                   Percentage
               -----                                   ----------
               Preferred              %
               Nonsmoker              %
               Smoker                 %

XI.      EXPERIENCE REFUND

         Reinsurance under this Agreement is not eligible for an Experience Refund.

XII.     REENTRIES

         Administration of reentries will be on the same basis as used for the underlying policy on which reinsurance is based.

                                    EXHIBIT D
                              (EFFECTIVE__________)

                      TEMPORARY INSURANCE RECEIPT LIABILITY
                      -------------------------------------

I.       AUTOMATIC REINSURANCE

         You will be liable for losses under the terms of a Temporary Insurance Receipt only when the following qualifications are met:

         a) You have reviewed our Temporary Insurance Receipt Form and have given us your written acceptance of the terms and procedures contained in the Form;

         b) The risk would have qualified for automatic coverage under this Agreement;

         c) We have kept our full retention for the age and table rating of the insured;

         d) The amount ceded to this Pool does not exceed the Automatic Acceptance Limits set forth in Exhibit A (Reinsurance Coverage),
               Part III.

         If we change our application or receipt forms or our procedures and practices for issuing life insurance covered under this Agreement, you have the right of review, acceptance or rejection of the changes. You will have no liability for claims incurred on policies issued on the basis of the changes unless you have given us written acknowledgment of your acceptance of the changes.

         Temporary Insurance Receipt is a form, a copy of which has been supplied to you and is on file at your Home Office.

II.      FACULTATIVE REINSURANCE

         You will not be liable for a claim incurred under the terms of a Temporary Insurance Receipt for a risk that has been submitted to you on a facultative basis.